UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 1)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

SCHOLASTIC CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Common Stock, par value $0.01

(Title of Class of Securities)

807066105

(CUSIP Number of Class of Securities)

Scholastic Corporation

Attention: Andrew S. Hedden, Esq.

557 Broadway, New York, NY 10012-3999

(212) 343-6100

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copy to:

Thomas J. Rice, Esq.

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

(212) 626-4100

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Introductory Statement

This Amendment No. 1 (this “Amendment No. 1”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the United States Securities and Exchange Commission (the “SEC”) by Scholastic Corporation, a Delaware corporation (“Scholastic” or the “Company”), on October 25, 2022, (the “Schedule TO”), in connection with the Company’s offer to purchase up to $75 million in value of shares of its Common Stock, par value $0.01 per share (the “Shares”), at a price not greater than $40.00 nor less than $35.00 per Share to the seller in cash, less any applicable withholding taxes and without interest.

The Company’s offer, which expired at 12:00 midnight, New York City time, at the end of the day on November 22, 2022, was made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 25, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and the Letter of Transmittal, the “Tender Offer”).

Only those items amended or supplemented are reported in this Amendment No. 1. Except as specifically provided herein, the information contained in the Schedule TO remains unchanged. You should read this Amendment No. 1 together with the Schedule TO, the Offer to Purchase and the Letter of Transmittal.

ITEM 11.	ADDITIONAL INFORMATION

Item 11 is hereby amended and supplemented as follows:

On November 23, 2022, Scholastic issued a press release announcing the preliminary results of the Tender Offer, which expired at 12:00 midnight, New York City time, at the end of the day on November 22, 2022. A copy of such press release is filed as Exhibit (a)(7) to this Amendment No. 1 and is incorporated herein by reference.

ITEM 12.	EXHIBITS

Exhibit No	Description

(a)(1)(A)**	Offer to Purchase, dated October 25, 2022.

(a)(1)(B)**	Letter of Transmittal.

(a)(1)(C)**	Notice of Guaranteed Delivery.

(a)(1)(D)**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated October 25, 2022.

(a)(1)(E)**	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated October 25, 2022.

(a)(1)(F)**	Letter to participants in the Scholastic Corporation 401(k) Savings and Retirement Plan.

(a)(1)(G)***	Summary Advertisement, dated as of October 25, 2022.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)**	Press release announcing the intention to commence the Tender Offer, dated October 24, 2022 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 24, 2022).

(a)(6)**	Press release announcing the commencement of the Tender Offer, dated October 25, 2022.

(a)(7)*	Press release announcing the preliminary results of the Tender Offer, dated November 23, 2022

(d)(1)	Scholastic Corporation Management Stock Purchase Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on July 30, 2009, SEC File No. 000-19860) (the “2009 10-K”), together with Amendment No. 1 to the Scholastic Corporation Management Stock Purchase Plan, effective as of September 21, 2011 (incorporated by reference to Appendix B to the Company’s definitive Proxy Statement as filed with the SEC on August 9, 2011, SEC File No. 000-19860).

(d)(2)	Scholastic Corporation Directors’ Deferred Compensation Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the 2009 10-K).

(d)(3)	Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (the “2007 Directors’ Plan”) effective as of September 23, 2008 (incorporated by reference to the 2009 10-K) and the Amended and Restated Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on January 2, 2013, SEC File No. 000-19860) (the “November 30, 2012 10-Q”), and Amendment No. 1, effective as of May 21, 2013 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on July 25, 2013, SEC file No. 000-19860 (the “2013 10-K”)), and Amendment No. 2, effective as of December 16, 2015 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 18, 2015, SEC File No. 000-19860).

(d)(4)	Form of Stock Option Agreement under the 2007 Directors’ Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on January 9, 2008, SEC File No. 000-19860) and the Form of Stock Option Agreement under the 2007 Directors’ Plan, effective as of September 19, 2012 (incorporated by reference to the November 30, 2012 10-Q).

(d)(5)	Form of Restricted Stock Unit Agreement under the 2007 Directors’ Plan (incorporated by reference to the 2009 10-K) and the Form of Restricted Stock Unit Agreement (incorporated by reference to the November 30, 2012 10-Q).

(d)(6)	Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2011, SEC File No. 000-19860 (the “November 30, 2011 10-Q”)). Amendment No. 1 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the 2013 10-K), Amendment No. 2 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2014, SEC File No. 000-19860), and Amendment No. 3 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 20, 2018, SEC file No. 000-19860).

(d)(7)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(8)	Form of Stock Option Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(9)	Scholastic Corporation 2017 Outside Directors Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on September 21, 2017, SEC file No. 000-19860) (the “August 31, 2017 10-Q”).

(d)(10)	Form of Non-Qualified Stock Option Agreement under the Scholastic Corporation 2017 Outside Directors Stock Incentive Plan (incorporated by reference to the August 31, 2017 10-Q).

(d)(11)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2017 Outside Directors Stock Incentive Plan (incorporated by reference to the August 31, 2017 10-Q).

(d)(12)	Offer of employment letter, effective November 18, 2019, between Scholastic Inc. and Sasha Quinton (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 20, 2019, SEC file No. 000-19860).

(d)(13)	Offer of employment letter, effective September 14, 2020, between Scholastic Inc. and Rosamund M. Else-Mitchell (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on September 24, 2021, SEC file No. 000-19860) (the “August 31, 2021 10-Q”).

(d)(14)	Form of Stock Option Agreement under the Scholastic Corporation 2021 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 17, 2021, SEC file No. 000-19860 (the “November 30, 2021 10-Q”)).

(d)(15)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2021 Stock Incentive Plan (incorporated by reference to the November 30, 2021 10-Q).

(d)(16)	Stock Option Agreement between Scholastic Corporation and Peter Warwick, dated August 1, 2021 (incorporated by reference to the November 30, 2021 10-Q).

(d)(17)	Restricted Stock Unit Agreement between Scholastic Corporation and Peter Warwick, dated August 1, 2021 (incorporated by reference to the November 30, 2021 10-Q).

(d)(18)	Performance Stock Unit Agreement between Scholastic Corporation and Peter Warwick, dated August 1, 2021 (incorporated by reference to the November 30, 2021 10-Q).

(d)(19)	Share Repurchase Agreement between Scholastic Corporation and the Preliminary co-Executors of the Estate of M. Richard Robinson, Jr., effective January 12, 2022, (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on March 18, 2022, SEC file No. 000-19860) (“the February 28, 2022 10-Q”).

(d)(20)	Supplemental Incentive Bonus Plan Agreement between Scholastic Corporation and Rosamund M. Else-Mitchell, effective February 8, 2022 (incorporated by reference to the February 28, 2022 10-Q).

(d)(21)	Scholastic Corporation 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on September 23, 2022, SEC file No. 000-19860 (the “August 31, 2022 10-Q”)).

(d)(22)	Amended and Restated Employment Agreement between Scholastic Corporation and Peter Warwick, effective August 1, 2021 (incorporated by reference to Exhibit 10.2 to the August 31, 2022 10-Q).

(d)(23)	Performance Stock Unit Agreement between Scholastic Corporation and Peter Warwick, dated July 19, 2022 (incorporated by reference to Exhibit 10.3 to the August 31, 2022 10-Q).

(g)	None.

(h)	None.

107**	Calculation of Filing Fees.

*	Filed herewith.
**	Previously filed with the Schedule TO on October 25, 2022.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SCHOLASTIC CORPORATION

By:	/s/ Andrew S. Hedden
Name:	Andrew S. Hedden
Title:	Executive Vice President and General Counsel

Date: November 23, 2022

EXHIBIT INDEX

Exhibit No	Description

(a)(1)(A)**	Offer to Purchase, dated October 25, 2022.

(a)(1)(B)**	Letter of Transmittal.

(a)(1)(C)**	Notice of Guaranteed Delivery.

(a)(1)(D)**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated October 25, 2022.

(a)(1)(E)**	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated October 25, 2022.

(a)(1)(F)**	Letter to participants in the Scholastic Corporation 401(k) Savings and Retirement Plan.

(a)(1)(G)***	Summary Advertisement, dated as of October 25, 2022.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)**	Press release announcing the intention to commence the Tender Offer, dated October 24, 2022 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 24, 2022).

(a)(6)**	Press release announcing the commencement of the Tender Offer, dated October 25, 2022.

(a)(7)*	Press release announcing the preliminary results of the Tender Offer, dated November 23, 2022

(d)(1)	Scholastic Corporation Management Stock Purchase Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on July 30, 2009, SEC File No. 000-19860) (the “2009 10-K”), together with Amendment No. 1 to the Scholastic Corporation Management Stock Purchase Plan, effective as of September 21, 2011 (incorporated by reference to Appendix B to the Company’s definitive Proxy Statement as filed with the SEC on August 9, 2011, SEC File No. 000-19860).

(d)(2)	Scholastic Corporation Directors’ Deferred Compensation Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the 2009 10-K).

(d)(3)	Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (the “2007 Directors’ Plan”) effective as of September 23, 2008 (incorporated by reference to the 2009 10-K) and the Amended and Restated Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on January 2, 2013, SEC File No. 000-19860) (the “November 30, 2012 10-Q”), and Amendment No. 1, effective as of May 21, 2013 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on July 25, 2013, SEC file No. 000-19860 (the “2013 10-K”)), and Amendment No. 2, effective as of December 16, 2015 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 18, 2015, SEC File No. 000-19860).

(d)(4)	Form of Stock Option Agreement under the 2007 Directors’ Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on January 9, 2008, SEC File No. 000-19860) and the Form of Stock Option Agreement under the 2007 Directors’ Plan, effective as of September 19, 2012 (incorporated by reference to the November 30, 2012 10-Q).

(d)(5)	Form of Restricted Stock Unit Agreement under the 2007 Directors’ Plan (incorporated by reference to the 2009 10-K) and the Form of Restricted Stock Unit Agreement (incorporated by reference to the November 30, 2012 10-Q).

(d)(6)	Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2011, SEC File No. 000-19860 (the “November 30, 2011 10-Q”)). Amendment No. 1 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the 2013 10-K), Amendment No. 2 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2014, SEC File No. 000-19860), and Amendment No. 3 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 20, 2018, SEC file No. 000-19860).

(d)(7)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(8)	Form of Stock Option Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(9)	Scholastic Corporation 2017 Outside Directors Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on September 21, 2017, SEC file No. 000-19860) (the “August 31, 2017 10-Q”).

(d)(10)	Form of Non-Qualified Stock Option Agreement under the Scholastic Corporation 2017 Outside Directors Stock Incentive Plan (incorporated by reference to the August 31, 2017 10-Q).

(d)(11)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2017 Outside Directors Stock Incentive Plan (incorporated by reference to the August 31, 2017 10-Q).

(d)(12)	Offer of employment letter, effective November 18, 2019, between Scholastic Inc. and Sasha Quinton (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 20, 2019, SEC file No. 000-19860).

(d)(13)	Offer of employment letter, effective September 14, 2020, between Scholastic Inc. and Rosamund M. Else-Mitchell (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on September 24, 2021, SEC file No. 000-19860) (the “August 31, 2021 10-Q”).

(d)(14)	Form of Stock Option Agreement under the Scholastic Corporation 2021 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 17, 2021, SEC file No. 000-19860 (the “November 30, 2021 10-Q”)).

(d)(15)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2021 Stock Incentive Plan (incorporated by reference to the November 30, 2021 10-Q).

(d)(16)	Stock Option Agreement between Scholastic Corporation and Peter Warwick, dated August 1, 2021 (incorporated by reference to the November 30, 2021 10-Q).

(d)(17)	Restricted Stock Unit Agreement between Scholastic Corporation and Peter Warwick, dated August 1, 2021 (incorporated by reference to the November 30, 2021 10-Q).

(d)(18)	Performance Stock Unit Agreement between Scholastic Corporation and Peter Warwick, dated August 1, 2021 (incorporated by reference to the November 30, 2021 10-Q).

(d)(19)	Share Repurchase Agreement between Scholastic Corporation and the Preliminary co-Executors of the Estate of M. Richard Robinson, Jr., effective January 12, 2022, (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on March 18, 2022, SEC file No. 000-19860) (“the February 28, 2022 10-Q”).

(d)(20)	Supplemental Incentive Bonus Plan Agreement between Scholastic Corporation and Rosamund M. Else-Mitchell, effective February 8, 2022 (incorporated by reference to the February 28, 2022 10-Q).

(d)(21)	Scholastic Corporation 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on September 23, 2022, SEC file No. 000-19860 (the “August 31, 2022 10-Q”)).

(d)(22)	Amended and Restated Employment Agreement between Scholastic Corporation and Peter Warwick, effective August 1, 2021 (incorporated by reference to Exhibit 10.2 to the August 31, 2022 10-Q).

(d)(23)	Performance Stock Unit Agreement between Scholastic Corporation and Peter Warwick, dated July 19, 2022 (incorporated by reference to Exhibit 10.3 to the August 31, 2022 10-Q).

(g)	None.

(h)	None.

107**	Calculation of Filing Fees.

*	Filed herewith.
**	Previously filed with the Schedule TO on October 25, 2022.